CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the use of the name Hohn Engineering, PLLC and of references to Hohn Engineering, PLLC and to the inclusion of and references to our report, or information contained therein, dated February 11, 2014, prepared for FX Energy in the FX Energy, Inc., annual report on Form 10-K for the year ended 31st December 2013, and the incorporation by reference to the report prepared by Hohn Engineering, PLLC, into FX Energy, Inc.'s previously filed registration statements listed below:

Form	SEC File No.	Effective Date

S-3	333-155718	June 29, 2009
S-3	333-171029	December 7, 2010
S-3	333-182288	August 1, 2012
S-8	333-112717	February 11, 2004
S-8	333-128299	September 14, 2005
S-8	333-176973	September 23, 2011

HOHN ENGINEERING, PLLC /s/ Thomas K. Hohn Thomas K. Hohn Registered Professional Petroleum Engineer March 13, 2014